MEDIA CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc. (862) 207-7866	Rx Communications Group
Alombardi@pdi-inc.com	(917) 322-2571
www.pdi-inc.com

PDI Announces New Business Win with Total Revenue
Value of Approximately $45 Million

PARSIPPANY, N.J., June 8, 2010    PDI, Inc. (Nasdaq: PDII), a leading provider of integrated promotional outsource services to health care companies, today announced a significant new business win focused in the women’s health therapeutic category with a new global biopharmaceutical client. The 18-month contract, which begins in mid-June 2010 and is expected to run through the end of 2011, is anticipated to generate approximately $45 million revenue, including $17 million in 2010. Approximately $0.8 million in start-up costs are anticipated in the second quarter of 2010.

PDI will provide the new client with a dedicated sales team that will consist of approximately 150 sales representatives who will call on both primary care physicians and women’s health specialists.

”We are delighted that this global biopharmaceutical company has chosen PDI to provide product commercialization support,” said Nancy Lurker, Chief Executive Officer of PDI, Inc. “PDI has extensive depth and breadth in the women’s health category and we are pleased to put this expertise to work for our new client. Winning new, significant assignments such as this one are key components to the growth strategy we have established for 2010 and beyond.”

About PDI, Inc.

PDI provides commercialization services for established and emerging biopharmaceutical companies. The company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales and marketing expertise. For more information, please visit the company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts or the failure to meet performance goals in PDI’s incentive-based arrangements with clients. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI’s periodic filings with the Securities and Exchange Commission, including without limitation, PDI’s Annual Report on Form 10-K for the year ended December 31, 2009, and PDI’s subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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